EXHIBIT 4


                             FIRST AMENDMENT
                                  TO THE
                             RIGHTS AGREEMENT
                                 BETWEEN
                        FIRST  HEALTH GROUP CORP.,
                     ILLINOIS STOCK TRANSFER COMPANY
                                   AND
                          LA SALLE NATIONAL BANK


  THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT is made and entered into as of this 29th day of December, 1999, between First Health Group Corp., a Delaware corporation (the "Company"), Illinois Stock Transfer Company, an Illinois corporation, and LaSalle Bank National Association, formerly known as LaSalle National Bank, an Illinois banking institution, serving collectively as the Rights Agent (the "Rights Agent").

  WHEREAS, Company and Rights Agent previously entered into that certain Rights Agreement dated March 19, 1999 (the "Agreement");

  WHEREAS, LaSalle National Bank changed its name to LaSalle Bank National Association; and

  WHEREAS, Company and Rights Agent desire to amend the Agreement under the terms and conditions set forth herein;

  NOW,  THEREFORE,  in  consideration   of  the  mutual  covenants   and
  agreements set forth herein and in the Agreement, the parties agree as follows:

  1.   All references  to LaSalle  National Bank  in the  Agreement  are
       hereby  deleted   and  replaced   with  LaSalle   Bank   National
       Association.

  2. The first sentence of Section 27.1 of the Agreement is deleted in its entirety, and the following inserted in lieu thereof:

       The Board of Directors of the Company may, at its option, at any time after the occurrence of a Trigger Event, exchange Common Shares for all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11.1.2) by exchanging at an exchange ratio of that number of Common Shares having an aggregate value equal to the Spread (with such value being based on the current per share market price (as determined pursuant to Section 11.4) on the date of the occurrence of a Trigger Event) per Right appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such amount per Right being hereinafter referred to as the "Exchange Consideration").

  3.   The parties ratify and affirm the Agreement and agree that it  is
       valid as  amended  herein.   The  terms of  this  Amendment  will
       prevail in the event of any conflict with the terms set forth in the Agreement.
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  IN WITNESS WHEREOF, the parties hereto  have caused this Amendment  to be duly executed, as of the day and year first above written.


                           First Health Group Corp.

                           By:   \s\ Joseph E. Whitters
                                 -----------------------
                           Name:     Joseph E. Whitters
                           Title:    Vice President, Finance, Chief
                                     Financial Officer and Treasurer



                           Illinois Stock Transfer Company

                           By:   \s\ Robert G. Pearson
                                 ----------------------
                           Name:     Robert G. Pearson
                           Title:    President & CEO



                           LaSalle Bank National Association

                           By:   \s\  Gregory Malatia
                                 --------------------
                           Name:      Gregory Malatia
                           Title:     First Vice President